NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES CHANGE IN NURSERY BUSINESS

NEW YORK, NEW YORK (September 18, 2008) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced today that Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business, will significantly reduce production at its Quincy, Florida farm. Imperial will continue to operate its farm in Granby, Connecticut at its current level of production. The significant reduction in product to be grown in Florida reflects the difficulties the Quincy facility has encountered as a result of the increase in costs to deliver Florida product to most of Imperial’s major markets, which are located in the mid-Atlantic area and northeastern United States. Imperial has been unable to develop sufficient volume in more southern markets to reduce its dependence on shipping Florida product substantial distances. This change will enable Imperial to focus more as a regional grower with most of its major markets within close proximity of its Connecticut farm. Imperial’s spring 2009 product availability from Florida is expected to be consistent with the past few years, as most of the plants expected to be sold next spring are currently in inventory at their salable sizes. Imperial expects to record a significant charge to its operating results in the 2008 fourth quarter as a result of this decision.

Griffin operates its landscape nursery business and its real estate business, Griffin Land.  Griffin also has investments in Centaur Media, plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including those statements regarding the future production levels of Imperial’s Connecticut farm and the availability of Florida product in spring 2009.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.